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                                                                Exhibit 10.15.2




[VIA LOGO]
VIA
NET.WORKS



October 21, 1999

                                                VIA FEDERAL EXPRESS

Antonio Tavares
Rua Bandeira Paulista, 716 - 1st floor
04532-002, Sao Paulo
Brasil


Dear Antonio:

In addition to the matters covered by the Termination Agreement dated October 21, 1999, and in order to complete your transition from CEO of Dialdata Internet Systems S.A. to Vice President, Latin America Region of VIA NET.WORKS, Inc., we need to make sure that certain provisions of your Retention Agreement with Dialdata Internet Systems S.A. dated December 29, 1998 remain in effect. Specifically, we would like to confirm your agreement that notwithstanding the termination of the Retention Agreement with Dialdata, for the purposes of your employment with VIA, Section 09 relating to your agreement not to compete with Dialdata for a period of eighteen (18) months after you cease to be an officer of Dialdata, shall apply in full effect upon the termination of your employment with VIA as follows:

     SECTION 09.    From the date hereof until eighteen (18) months following
     ----------
     the date on which you cease to be an officer of VIA NET.WORKS, Inc. (the "Restriction Period"), neither you, nor any of your relatives up to second degree or any entity with respect to which you, directly or indirectly, individually or collectively, owns more than (thirty percent) 30% of the total voting securities or other ownership interests (each a "Subsidiary"), shall:

         (a) directly, or indirectly through any other individual or Subsidiary:
     (i) own, (ii) manage (as an employee, consultant or otherwise), (iii) operate, (iv) render services to, (v) become interested in or associated with, (vi) join in, (vii) control (by virtue of ownership of voting securities, contract or otherwise), (viii) participate in, or (ix) otherwise carry on any Competing Business as hereinafter defined. For purposes of this Agreement, a "Competing Business" shall include any entity, person, individual or business other than Dialdata Internet Systems, Inc. ("Dialdata") engaged in the activity of providing internet connectivity and value
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     added services, including, but not limited to, internet access, domain registration, web hosting, web site management, intranet, extranet, electronic commerce and virtual private network services in Brazil;

         (b) directly, or indirectly through any other individual or Subsidiary, enter into any employment agreement or contractual relationship of any nature with or related to any Competing Business, except with VIA NET.WORKS, Inc. or any affiliate of VIA NET.WORKS, Inc.;

         (c) directly, or indirectly through any other individual or Subsidiary, solicit, entice, persuade or induce any Employee, as hereinafter defined, to: (i) terminate or refrain from renewing or extending his or her employment with Dialdata; or (ii) enter into any contractual relationship with any Competing Business. For purposes of this Agreement, "Employee" shall mean and include all persons employed by Dialdata on the date hereof or at the time of taking of any of the actions prohibited by this Section 1(c);

         (d) directly, or indirectly through any other individual or Subsidiary, solicit, entice, or induce any Customer or Supplier, as hereinafter defined, to terminate, reduce or refrain from renewing or extending its contractual or other relationship with Dialdata, to become a customer of or to enter into any contractual or other relationship with any Competing Business. For purposes of this Agreement, "Customer" shall mean and include all individuals or entities that acquire services from Dialdata during the Restriction Period, and "Supplier" shall mean and include all entities from whom Dialdata purchased or leased services, goods or other supplies during the Restriction Period.

Please indicate your agreement by executing a copy of this letter and returning it to me.

Thank you,


Sincerely yours,

/s/ Matt Nydell
Matt Nydell

Vice President, General Counsel & Secretary
VIA NET.WORKS, Inc.

                                       Agreed:


                                       /s/ ANTONIO ALBERTO VALENTE TAVARES
                                       ________________________________________
                                            ANTONIO ALBERTO VALENTE TAVARES

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